Exhibit 10.7

HOMOLOGY MEDICINES, INC.

December 7, 2015

Sam Rasty

[***]

Dear Sam:

It is my pleasure to offer you employment with Homology Medicines, Inc. (the “Company”). Your position will be Chief Operating Officer, reporting directly to the President. Your effective date of hire as a regular, full-time employee will be January 18, 2016 (your “Start Date”).

Compensation: This is an exempt position. The Company will pay you an annual salary of $335,000.00, payable in accordance with the Company’s regular payroll practices and subject to all applicable tax reporting and withholding requirements.

Signing Bonus: The Company agrees to pay you a one-time cash signing bonus in an amount equal to $100,000 (the “Signing Bonus”), payable upon the Company’s first regular payroll date following the Start Date and subject to all applicable tax reporting and withholding requirements. Notwithstanding the foregoing, you acknowledge and agree that if you voluntarily resign or the Company terminates your employment for Cause (each, a “Termination Event”) prior to the second anniversary of your Start Date, you shall repay a portion of the Signing Bonus to the Company within 30 days of such Termination Event without reduction for any taxes withheld by the Company upon its payment to you of the Signing Bonus, as follows: (i) if there is a Termination Event prior to the first anniversary of your Start Date, you shall repay to the Company 50% of the Signing Bonus and (ii) if there is a Termination Event on or after the first anniversary of your Start Date, but prior to the second anniversary of your Start Date, you shall repay to the Company 33% of the Signing Bonus. By signing below, you authorize the Company to immediately offset against and reduce any amounts otherwise due to you for any amounts due to the Company in respect of your obligation to repay the Signing Bonus under this paragraph.

Performance Bonus: During employment, you will be eligible for yearly bonuses with an initial bonus target of 30% of your base salary, based on the achievement, as determined by the Company’s Board of Directors (the “Board”), of goals and objectives established by the Board. Any bonus you receive will be paid on or before January 1 of the year following the fiscal year in which it is earned, provided that you remain employed by the Company at the time of such payment. Your compensation package, including your base salary and target bonus, will be reviewed at least annually by the Company following discussion between yourself and the Board.

Equity: As soon as practicable following your Start Date, and subject to Board approval, the Company will grant you an incentive stock option (the “Standard Option”) to purchase 1,115,472 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at an exercise price equal to the fair market value per share on the date of grant. Further, as soon as practicable following your Start Date, and subject to Board approval, the Company will grant you an additional incentive stock option (the “Signing Option,” and together with the Standard Option, the “Options”) to purchase a number of shares of Common Stock equal to $100,000 divided by the price per share at which the Company sells shares of its Series A Preferred Stock to investors for cash in its Series A Preferred Stock financing, at an exercise price equal to the fair market value per share on the date of grant. The Options will vest (i.e., become exercisable) as to 25% of the underlying shares on the first anniversary of your Start Date, and as to an additional 2.0833% of the underlying shares every month thereafter, so that the Options will be fully vested on the four-year anniversary of your Start Date. In addition, if you are terminated without Cause (as defined below) within twelve (12) months of a change of control of the Company 100% of the shares subject to the Options that are unvested at the time of such termination shall immediately vest. The Options will be subject to the Company’s 2015 Stock Incentive Plan and to the terms of the Company’s standard form of incentive stock option agreement.

Additional Benefits: As a regular, full-time employee you are eligible to participate in any employee benefit plans which the Company may offer to its senior executives. These plans may from time to time be amended or terminated with or without prior notice. You will also be eligible for twenty (20) days of paid time off (PTO), five (5) of which may be carried over from year to year if unused. You will also be entitled to paid legal holidays in accordance with the Company’s normal policies.

Expense Reimbursement. You will be reimbursed for all travel, lodging, meals and other out-of-pocket expenses incurred by you in the performance of your duties, in accordance with the expense reimbursement policies of the Company for senior executives as in effect from time to time.

Term of Employment: Your employment at all times will be at will, meaning that you are not being offered employment for a definite period and that either you or the Company may terminate the employment relationship at any time for any reason. We request, however, that you provide us with at least thirty days’ advance notice in the event that you intend to terminate your employment.

Termination by the Company Without Cause: If your employment is terminated by the Company without Cause (as defined below), you will receive a severance of three (3) months base salary continuation (paid on the Company’s normal payroll cycle) and three (3) months reimbursement of COBRA premiums for health benefit coverage for you and your immediate family (less applicable contributions by you and paid on the Company’s normal payroll cycle for benefits), as in effect immediately prior to such termination, so long as you are eligible to elect COBRA benefits, provided, however that if the Company’s health insurance plan is terminated during such three (3) months period such that you are no longer eligible for COBRA benefits, the Company will pay to you the amount of the COBRA premiums for health benefit coverage that otherwise would have been paid to the health insurance provider, which amount shall be paid on the same schedule as the Company would have paid such premiums to the provider for the remaining portion of such three (3) months period.

As used herein, “Cause” shall mean (i) commission of any immoral or illegal act or any gross or willful misconduct or material breach of any Company policy, agreement with, or duty owed to the Company, (ii) theft, fraud. embezzlement, or other intentional misappropriation of funds, (iii) destruction of Company property with intent or through gross negligence, or (iv) any material breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law, or agreement) relating to confidentiality, noncompetition, non-solicitation, or proprietary rights.

As a condition to the Company’s obligation to make the severance payments described above, you must (i) execute a customary release of work-related claims against the Company and its affiliates that is acceptable to the Company and (ii) abide by your post-termination obligations contained in the NDA (as defined below).

Employment Eligibility: The Immigration Reform and Control Act requires employers to verify employment eligibility and identity of new employees. On your first day of employment, you must provide us with appropriate documents to establish your eligibility to work in the United States (e.g., social security card, driver’s license, US passport). We will not be able to employ you if you fail to comply with this requirement.

Work Environment: The Company maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.

No Conflicts: By accepting this offer below, you represent (i) that you are subject to no agreements which might restrict your conduct at the Company, and (ii) that you understand that if you become aware at any time during your employment with the Company that you are subject to any agreements which might restrict your conduct at the Company, you are required to immediately inform the Company of the existence of such agreements or your employment by the Company will be subject to immediate termination.

Employee NDA: Enclosed for your review is a copy of the Company’s Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement (“NDA”). This offer is conditioned on your signing the NDA and your continued willingness thereafter to abide by the terms of the NDA. You are required to sign the NDA when you countersign this offer letter.

Background Check: This offer is contingent upon satisfactory completion of a background check. The enclosed Background Check Disclosure and Authorization details the scope of the background check that may be done by the Company, Please review this disclosure and promptly return your signed authorization. If you decide not to authorize a background check, your offer will be rescinded and your acceptance of our offer declined.

Miscellaneous:

This letter constitutes our entire offer regarding the terms and conditions of your employment with the Company. It supersedes any other agreements or promises made to you by any one regarding the subject matter hereof, whether oral or written.

Please indicate your acceptance of this offer by signing below and returning a signed copy of this letter to my attention at the Company by December 14, 2015.

We are looking forward to working with you. Please contact me if you have any questions or need more information.

Sincerely,

/s/ Kush Parmar
Kush Parmar, President

Accepted and agreed:

/s/ Sam Rasty	12/14/2015
Sam Rasty	Date